EXHIBIT 10.1


October 11, 2002

Andrew D. Reddick


Re: Separation and General Release Agreement

Dear Mr. Reddick:

This letter sets forth the terms and conditions of a separation and general release agreement ("Agreement") between you and Adolor
Corporation ("Company").

I.  Background

1.	You were employed by the Company as Senior Vice President of
Commercial Operations and Chief Operating Officer pursuant to a letter agreement dated March 27, 2000 (the "March 27, 2000 Letter Agreement"). You and the Company have agreed to terminate your employment relationship on an amicable basis.

2.	In order to effect such termination, on September 10, 2002,
you resigned from all positions with the Company and your employment and all responsibilities with the Company terminated. The Company hereby accepts such resignation.

II. Terms of Agreement

In order to effect the termination of your employment and to provide you with certain benefits that you would not otherwise be entitled to, you and the Company agree as follows:

1.	This Agreement shall not be in any way construed as an
admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company except as set forth in this Agreement or otherwise by law.

2.	Even if you do not sign this Agreement, the Company will pay you the compensation that you have earned through the date of your termination and any accrued vacation benefits. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and you retain all benefits under the Company's 401(k) Plan.

3.	In exchange for the promises contained in this Agreement and release of claims as set forth below, and provided that you sign this Agreement and return it to me by October 17, 2002 and do not revoke this Agreement as set forth in Paragraph 13(d):

a.	The Company will pay you a severance allowance in the amount of your current base biweekly salary of $10,293.32 beginning September
10, 2002 and ending September 9, 2003 (the "Severance Term") to be paid on a biweekly basis (for a total of twenty-six (26) biweekly payments) and in accordance with the Company's normal payroll process. Such amount shall continue to be automatically deposited for your benefit in an account designated by you or at your option and upon your written request sent to you via first class mail.

b.	Within fourteen (14) days after the Effective Date (as defined below), the Company will pay you a one-time payment in the amount of $40,000, which shall be in lieu of (i) any and all benefits to which you may have been entitled under the March 27, 2000 Letter Agreement, including without limitation, medical, dental, vision, long term disability and life insurance. The Company will send to you COBRA continuation materials and you shall be free to elect such continuation of coverage at your own expense. All other benefits shall cease as of September 10, 2002.

c.	The Company represents, warrants and covenants to you that
except as otherwise set forth herein your stock options shall be governed with respect to each stock option grant, by the terms of the stock option agreement and with respect to all stock option grants, by the provisions of the Adolor Corporation Amended and Restated 1994 Equity Compensation Plan.

d.	On October 11, 2002 (the "Effective Date"), the vesting of
outstanding options to purchase shares of stock of the Company granted or awarded to you shall be accelerated so that you shall immediately vest in those stock options that you would otherwise vest in had you remained employed by the Company through September 30, 2003. You shall have the ability to exercise all stock options that have vested pursuant to this paragraph or otherwise until the earlier of the (i) term of the option; or (ii) the end of the Severance Term. The Company waives any right of first refusal, right of repurchase or any similar right regarding any shares issued upon the exercise of options or the shares referred to in paragraph 3(f) below, except with respect to any options that have not vested pursuant to this Agreement, or otherwise prior to the date of your resignation. Within fourteen (14) days after the Effective Date, the Company will deliver to you the option grant document for the options granted to you on May 14, 2002 for 25,000 shares.

e.	On January 2, 2003, you shall automatically vest in one hundred percent (100%) of the three thousand nine hundred and seventeen
(3,917) shares of common stock of the Company granted to you on the 14th day of May 2002. You agree that the Company may withhold 1,567 shares from such 3,917 shares in order to satisfy the liability for tax withholding in the amount of $21,198.80 which the Company acknowledges it has remitted to the Internal Revenue Service on a timely basis, all as required by law. The Company also agrees to issue and deliver to you as soon as practical after the date hereof a stock certificate representing the balance of such shares, or 2,350 shares.

f.	The Company represents, warrants and covenants to you that all shares of stock underlying the vested stock options referred to in paragraph 3(d) above have been duly registered by the Company in accordance with the Securities Act of 1933 (the "Securities Act"), except for the shares issuable upon exercise of the options granted to you in April and July 2000 which are eligible for resale in accordance with Rule 701 under the Securities Act (the "Rule 701 Shares"). The Company agrees to cooperate with you and to use its reasonable best efforts to facilitate the sale of the Rule 701 Shares pursuant to Rule 701, including without limitation cooperating with your stock broker and issuing necessary instructions to the Company's stock transfer agent and legal counsel on a timely basis; and, in connection therewith, the Company acknowledges that the only resale limitation imposed by Rule 701, pursuant to Rule 701(g), is the "manner of sale" requirement under Rule 144(f). The Company covenants that it will undertake to register by January 2, 2003, for resale or reoffer by you, on a registration statement on Form S-8 in accordance with the Securities Act, all shares issued and delivered to you pursuant to paragraph 3(e) above and the Rule 701 Shares, and such Form S-8 will also cover shares issued or issuable to certain employees of the Company. Within five (5) business days after the Effective Date, unless otherwise required by applicable law and except for the Rule 701 Shares, the Company will direct its transfer agent to remove any stop transfer order or other similar restriction regarding any shares underlying options to purchase stock of the Company held by you and any shares received by you upon exercise of such options. Unless otherwise required by applicable law and except for the Rule 701 Shares, the Company will direct its transfer agent to issue shares received by you upon the exercise of options free of any restrictive legends, stop transfer orders or other similar restrictions. By January 8, 2003, unless otherwise required by applicable law, the Company will direct its transfer agent to remove any restrictive legend, stop transfer order or other similar restriction from the shares referred to in paragraph 3(e) above and the Rule 701 Shares.

4.	In consideration of the promises contained in this Agreement, you agree to the following:

a.	On behalf of yourself and anyone claiming through you, you
hereby irrevocably and unconditionally release, acquit and forever discharge the Company and/or its parent corporation, subsidiaries, divisions, predecessors, successors and assigns, as well as all of their respective past and present officers, directors, employees, agents, shareholders, joint venturers, partners, trustees, fiduciaries, benefit plans and anyone claiming through them (hereinafter "Releasees" collectively), in their individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages, rights, attorneys' fees, costs and the like (hereinafter "Claims" collectively), known or unknown, accrued or unaccrued, which you ever had or now have against any of the Releasees from the beginning of time up through the Effective Date. This General Release includes without limitation all Claims arising out of or relating to your employment with the Company and/or the termination of your employment with the Company, except as set forth in this Agreement. This General Release further includes without limitation all Claims for: (1) employment discrimination based upon sex, race, age, disability, national origin, religion, or any other characteristic protected by law, including without limitation all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act ("ADEA"), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Pennsylvania Human Relations Act, and all other federal, state, or local employment discrimination laws; (2) compensation or benefits except for those rights or payments which are expressly provided for in this Agreement; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.

b.	That you shall not bring any legal action against any of the
Releasees for any Claim(s) waived and released under this Agreement and that you represent and warrant that no such Claim(s) have been filed to date. You further agree that should you bring a legal action raising Claim(s) which are determined to be barred by the above General Release, you will be responsible to pay the reasonable attorneys' fees and costs incurred by the Releasees in defending against any Claim which is determined to be barred by the General Release (except solely with respect to Claims arising under the ADEA).

5.	You agree to refer any and all requests from third parties with respect to your employment and job performance at the Company to the Company's Director of Human Resources (or person in comparable position). The Company agrees that any response to such requests will be limited to the content of the letter set forth hereto as Exhibit A. In the event the Company determines, in its sole discretion, that a public statement or press release is required announcing your resignation, the contents and tone of such public statement or the press release shall be in all respects consistent with the letter set forth in Exhibit A. Obligations under this paragraph are separable and any failure by the Company to perform the obligations set forth in this paragraph will only give rise to an action to enforce this paragraph.

6.	You agree that you will not, directly or indirectly, disclose the fact of and terms of this Agreement, including the severance benefits, to anyone other than your family or attorney, except to the extent such disclosure may be required for accounting or tax reporting purposes or as otherwise required by law.

7.	This Agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns. More specifically, but not by way of limitation of the foregoing, if you die while severance payments remain to be paid by the Company, your wife and family shall be entitled to receive such payments under Section 3(a) above. In the event of your death prior to the end of the Severance Term, your unexercised, vested stock options shall be exercisable by your estate or the persons who acquired the right to exercise such stock options by bequest or inheritance, as applicable for the balance of the Severance Term; provided however, notwithstanding the foregoing, no stock option shall be exercisable beyond its term.

8.	You represent and warrant that as of the date first set forth herein that the Company's property in your possession has been returned to or remains with the Company including, but not limited to, customer lists, mailing lists, account information, samples, price lists and pricing information, any phone cards, cellular phone, and all of the tangible and intangible property belonging to the Company and relating to your employment with the Company. You further represent and warrant that you have not retained any copies, electronic or otherwise, of such property. The Company hereby acknowledges the receipt of your computer, AT&T phone card, American Express Credit Card, name badge, desk keys, office keys, and all files, documents and materials left in your office on September 10, 2002. You represent and warrant that the Company does not have possession of any of your personal property, all of which you removed from the Company's premises prior to the date of this Agreement.

9.	During the Severance Term, upon the Company's reasonable
request, you will cooperate with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed by a third party against the Company and in which you are named as a defendant or regarding which you have special knowledge not available through other persons; and the Company will reimburse you for any resulting out-of-pocket expenses. Following the Severance Term, you will so cooperate with the Company, and the Company will reimburse you for any resulting lost wages or out-of-pocket expenses.

10.	You will comply with the terms of the Employee Non-competition,
Nondisclosure and Developments Agreement attached hereto as Exhibit
B. You know and understand that the obligations contained therein shall survive execution of this Agreement and your termination of employment.

11.	You agree that you will not make any comments relating to the
Company or its employees which are critical, derogatory or which would injure the business of the Company. You agree to provide reasonable assistance at the request of the Company to accomplish an orderly transition of your responsibilities, including without limitation, reasonable assistance to assure that the Company has access to all documents, including computer files, maintained by you in your capacity as an employee of the Company. The Company will refrain from making any statements which are disparaging of you or from doing any act or making any statement which would be damaging to
your business or reputation.   Nothing herein is intended to be a
waiver of any rights you may have under the Company's directors' and officers' liability insurance or other indemnification provisions of the Company as set forth in the Company's Certificate of Incorporation or Bylaws.

12.	In the event that you breach any of your obligations under
paragraphs 4b, or paragraphs 9 through 11, and the Company is not in breach of its obligations under this Agreement, then any outstanding obligations of the Company hereunder shall immediately terminate.

13.	You acknowledge that you have been informed pursuant to the
federal Older Workers Benefit Protection Act of 1990 that:

a.	You should consult with an attorney before signing this
Agreement;

b.	You do not waive rights or claims under the federal Age
Discrimination in Employment Act that may arise after the date this waiver is executed;

c.	You have twenty-one (21) days from the date of this letter to consider this Agreement;

d.	You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired.

14.	The provisions of this Agreement are severable.  If any
provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

15.	This Agreement sets forth the entire agreement between you and the Company and except as set forth herein supersedes any and all prior oral or written agreements or understandings between you and the Company concerning the subject matter of this Agreement, including without limitation the March 27, 2000 Letter Agreement.
This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company. This
Agreement shall be governed by the substantive laws of the Commonwealth of Pennsylvania without regard to any principles of conflict of law. Any action which arises under or relates to this Agreement shall be brought in federal court in Pennsylvania (or the state courts of Pennsylvania if there is no federal jurisdiction), and you hereby consent to jurisdiction and venue in those courts.

16.	You represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Agreement.

17.	The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company, the Company has the requisite corporate authority to execute and deliver this Agreement and the Company is not a party to any agreement or understanding which would prevent the fulfillment by the Company of the terms of this Agreement.

By signing below, you agree to be legally bound by the terms of this Agreement and acknowledge that you have carefully read and completely understand the terms of this Agreement and are signing it knowingly, voluntarily and without duress, coercion, or undue influence.


Accepted and agreed to on behalf of the Company by:


/s/ Bruce A. Peacock
--------------------
Bruce A. Peacock
Chief Executive Officer
Adolor Corporation



Accepted and agreed to by:


/s/ Andrew D. Reddick
---------------------
Andrew D. Reddick

Exhibit A
Re:	Andrew D. Reddick

Dear ___________:

	Mr. Reddick was employed with Adolor Corporation as its Senior Vice President of Commercial Operations and Chief Operating Officer from April 2000 until September 2002. During this period, Mr.
Reddick made substantial contributions to the growth and success of the Company. In September 2002, Adolor and Mr. Reddick mutually decided to end the employment relationship. This decision by the parties was not related in any way to his performance or any disagreement between the parties, and we extend best wishes to Mr. Reddick in his future endeavors.

						Very truly yours,

						ADOLOR CORPORATION



						By__________________________
						     Chief Executive Officer

Exhibit B
EMPLOYEE NONCOMPETITION,
NONDISCLOSURE AND DEVELOPMENTS AGREEMENT


	In consideration and as a condition of my commencing employment by Adolor Corporation (the "Company"), and in consideration of the respective agreements of the parties contained in this Agreement, and intending to be legally bound hereby, I hereby agree with the Company as follows:

1.	Confidential Information

	A.	During my employment, I will receive and have access to
confidential or proprietary information of the Company
("Information") and its business, including matters of a business nature such as information about costs, profits, sales, marketing or business plans, budgets, forecasts, customer lists, customer requirements, internally developed methods of customer solicitation, the identity of and other facts relating to existing or prospective customers, arrangements with customers or suppliers, possible acquisitions or divestitures, potential new products, markets or market extensions, and matters of a technical nature such as know-how, formulae, processes, equipment, configurations or designs, discoveries, inventions, studies, research, technical, scientific or patent information, systems, processes, clinical studies, clinical development plans, operating manuals, and other data not available to the public, none of which is part of the general knowledge of the industry.

	B.	During the course of my employment with the Company and
for three (3) years immediately following the termination of my employment with the Company for any reason, I will not disclose, use or appropriate any Information for my own use or for the use of others, directly or indirectly, except as required in the performance of my duties to the Company. I recognize that any unauthorized disclosure, use, or appropriation of the Information would be highly prejudicial to the interests of the Company.

	C.	Upon the termination of my employment with the Company
for any reason, I shall promptly deliver to the Company all documents containing any Information.

2.	I will not, without the express written consent of the Company, for a period of six (6) months immediately following the termination of my employment with the Company for any reason, either directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, any customers, business or suppliers of the Company upon whom I called, serviced, or solicited, or with whom I became acquainted as a result of my employment with the Company.

3.	During the course of my employment with the Company, and for a period of six (6) months immediately following termination of my employment with the Company for any reason, I will not, directly or indirectly, solicit, employ, interfere with, attempt to entice away from the Company, any individual who is employed by the Company at the time of such solicitations, employment, interference, or enticement.

4.	(a)	During the course of my employment with the Company, and
for a period of six (6) months immediately following termination of my employment with the Company for any reason, I will not, directly or indirectly, own, manage, operate, join, control, receive compensation or benefits from, or participate in the ownership, management, operation or control of, or be employed or be otherwise connected in any manner with, any business which directly or indirectly competes (as defined in paragraph 4(b) below) with the business of the Company or its Affiliates as conducted or planned
(as evidenced by written documentation prior to the date of this Agreement) by the Company or its Affiliates during my employment with the Company. "Affiliates" as used in this Agreement means, any corporate or non-corporate entity which controls, is controlled by or is under common control with the Company. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or
(i) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business.

(b)	"Competes" as used in this Agreement means the development,
production, marketing or selling of any product of any person, other than the Company or its Affiliates, which directly competes with (i) a peripherally restricted mu opioid antagonist or agonist pharmaceutical product, either alone or in combination with any other product, or with (ii) a kappa opioid agonist pharmaceutical product. As used in this Agreement, "Competes" shall not include laxatives, centrally acting opioids, acetaminophen or NSAIDs unless used in combination with products described in (i) or (ii) above.

5.	I agree that in the event of a violation of any of the
provisions of paragraphs 2-4 of this Agreement, the period during which I am prohibited from committing the violation shall be extended by the length of time of the violation.

6.	If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statutes) or subject to analogous protection (herein called "Developments") that (a) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (b) results from tasks assigned to me by the Company or (c) results from the use or premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and I shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company's ownership of such Developments, I hereby assign any rights (including, but not limited to, any copyrights and trademarks) I may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto ( with all necessary plans and models) to the Company.

	I will, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

	(a)	to apply for, obtain register and vest in the name of the
Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks, or other analogous protection, in any country throughout the world and when so obtained or vested to renew and restore the same; and

	(b) 	to defend any judicial, opposition or other proceedings
in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

	In the event the Company is unable, after reasonable effort, to secure any signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity of for any other reason, whatsoever, I hereby irrevocably designate and appoint the Company and its authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

7.	I acknowledge and agree that the restrictions contained in this
Agreement are necessary to protect the legitimate interests of the Company, and impose no undue hardship on me. I further acknowledge and agree that the breach or threatened breach of any of the provisions of this Agreement will result in irreparable injury to the Company and that remedies at law are inadequate.

I acknowledge that the Company may seek the issuance of a restraining order, preliminary restraining order or injunction which arises or results from, or relates to, directly or indirectly, any violation of this Agreement. Additionally, the Company may proceed at law to obtain such other relief as may be available.

8.	This Agreement does not constitute a contract of employment, nor does it impose on the Company any obligation to retain me in its employ. To the contrary, I am an employee at will.

9.	I represent that the Developments identified in the pages, if any, attached hereto comprise all the unpatented and unregistered copyrightable Developments which I have made conceived or created prior to my employment by the Company, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title and purpose of such developments.

10.	I hereby advise the Company that I have been employed in the pharmaceutical industry for many years, and am subject to confidentiality agreements with former employers and others, and that I may also have common law or statutory obligations, all of which require me to maintain the confidentiality of, and refrain from using, confidential and proprietary information. I will not knowingly or willfully violate such confidentiality obligations or cause the Company to do so.

11.	Any waiver by the Company of a breach of any provision of this
Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

12.	I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

13.	My obligations under this Agreement shall survive the
termination of my employment subject to the limitations set forth herein, regardless of the manner of such termination and shall be binding upon my heirs, successors, administrators and legal representatives.

14.	The term "Company" means Adolor Corporation and, for purposes of paragraphs 1, 2, 3, and 4 shall also mean and include any of its subdivisions or Affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors and assigns, except that the definition of "competes" shall be limited to the business of the Company immediately prior to the first such assignment.

15.	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

	IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument.





                                        Adolor Corporation

                                        /s/ Martha E. Manning
                                        --------------------------
                                        By Martha E. Manning
                                           Its General Counsel


                                        /s/ Andrew D. Reddick
                                        -------------------------
                                            Andrew D. Reddick